Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

AB Announces May 31, 2016 Assets Under Management
New York, NY, June 9, 2016 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management increased to $487 billion during May 2016 from $483 billion at the end of April. Firmwide net inflows largely drove the 0.8% increase, though market appreciation contributed as well. The Institutions channel represented the largest share of total net inflows, followed by Retail and Private Wealth Management.

AB (The Operating Partnership)
Assets Under Management ($ in Billions)

	At May 31, 2016				At Apr 30
					2016

			Private
	Institutions	Retail	Wealth	Total	Total

Equity
Actively Managed	$25	$47	$39	$111	$110
Passive	20	26	1	47	46
Total Equity	45	73	40	158	156

Fixed Income
Taxable	155	58	10	223	221
Tax-Exempt	2	13	21	36	36
Passive	1	9	—	10	10
Total Fixed Income	158	80	31	269	267

Other(1)	45	7	8	60	60
Total	$248	$160	$79	$487	$483

	At April 30, 2016

Total	$246	$159	$78	$483

(1) Includes Multi Asset services and solutions and certain alternative investments.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2015 and Form 10-Q for the quarter ended March 31, 2016. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.
About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
At March 31, 2016, AB Holding owned approximately 36.4% of the issued and outstanding AB Units and AXA, one of the largest global financial services organizations, owned an approximate 63.2% economic interest in AB.
Additional information about AB may be found on our website, www.abglobal.com.

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